195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Paul McCraven
Senior Vice President
NewAlliance Bank
203 784 5001

NewAlliance Bancshares, Inc. to Join Russell 3000® Index and Small-Cap Russell 2000® Index

NEW HAVEN, CT, June 17, 2004 – NewAlliance Bancshares, Inc. (NASDAQ: NABC), the holding company for NewAlliance Bank, will join the Russell 3000® Index and the small-cap Russell 2000® Index when both indexes are reconstituted on June 25, according to a preliminary list of additions issued by Russell Investment Group.

Membership in Russell’s 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index while the remaining 2,000 companies become the widely used Russell 2000 Index.

“We are very pleased to be joining the Russell 3000 and Russell 2000, as it will immediately broaden the exposure of NewAlliance stock to the wide range of investors who make buying decisions based upon a company’s inclusion in these important indexes,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bancshares, Inc.

Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell’s indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

NewAlliance Bancshares, Inc. (NASDAQ: NABC) was formed in 2004 through the union of New Haven Savings Bank, Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. NewAlliance Bank, a wholly owned subsidiary of NewAlliance Bancshares, Inc., is a leading community bank headquartered in New Haven, Connecticut.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 35 countries. Russell manages more than $107 billion in assets and advises clients worldwide representing $1.8 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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